EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Blount International, Inc.

We consent to the incorporation by reference in the registration statement (Nos. 333-199799) of Blount International, Inc. of our reports dated March 15, 2016, with respect to the consolidated financial statements as of and for the years ended December 31, 2015 and 2014, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2015, which appear in the December 31, 2015 annual report on Form 10-K of Blount International, Inc.

/s/ KPMG LLP

Portland, Oregon
March 15, 2016